UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2008

SPLINTERNET HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 333-134658

Delaware	22-393-8509
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

535 Connecticut Avenue, 2nd floor
Norwalk, Connecticut	06854
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (203) 354-9164

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Splinternet Holdings, Inc. (the “Company”) has appointed Ambassador L. Paul Bremer, III to serve as a member of the Company’s Board of Directors, effective October 10, 2008.

In connection with his appointment, the Board has agreed to issue to Ambassador Bremer, or his designee, 1,000,000 shares of the Company’s Common Stock which will vest quarterly over two years with acceleration of vesting when authorized by the Board of Directors in acknowledgement of extraordinary circumstances or success. In addition, in connection with his appointment, the Board acknowledged its intention to elect Ambassador Bremer as Chairman at the first meeting following his appointment.

Pursuant thereto, at a meeting of the Board of Directors held on October 14, 2008, Ambassador Bremer was elected as Chairman of the Board effective immediately. James C. Ackerly, who had been Chairman prior to Ambassador Bremer’s election, will continue to serve as the Company’s President, Chief Executive Officer, Secretary and Treasurer.

The appointment of Ambassador Bremer to the Board fills the vacancy created by the resignation of Thomas M. Flohr who resigned as a director as of April 30, 2008.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Ambassador Bremer and any other person pursuant to which Ambassador Bremer was selected as a director, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Ambassador Bremer, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On October 15, 2008, the Company issued a press release announcing Ambassador Bremer’s election. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

Exhibits:

99.1	Press Release dated October 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPLINTERNET HOLDINGS, INC. (Registrant)

Dated: October 15, 2008	By: /s/ James C. Ackerly
Name: James C. Ackerly
Title: Chief Executive Officer and President